UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 19, 2021
AppFolio, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-37468	26-0359894
(Commission File Number)	(IRS Employer Identification Number)
50 Castilian Drive
Santa Barbara, CA 93117
(Address of principal executive offices)
Registrant’s telephone number, including area code: (805) 364-6093
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value	APPF	NASDAQ Global Market

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
2021 Base Salary
On January 19, 2021, the Board of Directors (the "Board") of AppFolio, Inc. (the "Company"), upon recommendation of the Compensation Committee of the Board (the “Committee”), approved an adjustment to the base salaries of Ida Kane, the Company’s Chief Financial Officer, and Johnathan Walker, the Company’s Chief Technology Officer. The adjustment to Ms. Kane’s base salary was an increase from $340,000 for fiscal year 2020 to $390,000 for fiscal year 2021, effective as of January 10, 2021. The adjustment to Mr. Walker’s base salary was an increase from $325,000 for fiscal year 2020 to $350,000 for fiscal year 2021, effective as of January 10, 2021. The base salary of Jason Randall, the Company’s President and Chief Executive Officer, remains $360,000. (Mr. Randall, Ms. Kane and Mr. Walker are referred to collectively herein as the “Named Executive Officers.”)
2021 Cash Bonus Plan
On the same date, the Board, upon recommendation by the Committee, adopted a performance-based short-term cash incentive plan in which each of the Named Executive Officers will participate and be eligible for cash bonus payments. The short-term cash incentive plan is intended to reward the Named Executive Officers for the Company’s achievement relative to pre-established metrics related to revenue for fiscal year 2021. 75% of the cash award is based on consolidated net revenue and the remaining 25% is based on net new total property manager units. The target cash bonus amount for each of the Named Executive Officers is one times their respective base salaries, as set forth above (“Target Cash Bonus Amount”).
The actual cash bonus amount payable to each Named Executive Officer pursuant to his or her short-term cash incentive award will be determined based on the Company’s achievement relative to certain performance targets. For performance below 90% of the consolidated net revenue metric and 85% of the net new total property manager units metric, no cash bonus will be earned. For performance equal to 100% of the consolidated net revenue metric (target), 75% of the Target Cash Bonus Amount will be earned. For performance equal to 100% of the net new total property manager units metric (target), 31.25%, or 125% of 25%, of the Target Cash Bonus Amount will be earned. For performance equal to or greater than 150% of the consolidated net revenue metric or net new total property manager units metric (maximum), 600% of the relevant portion of the Target Cash Bonus Amount will be earned. For performance between 90% and 150% of the consolidated net revenue metric, and 85% to 150% of the net new total property manager units metric, the cash bonus will be determined by reference to a sliding payout scale that was established by our Board based on the Target Cash Bonus Amount.
2021 Overachievement Cash Awards
On the same date, the Board, upon recommendation of the Committee, adopted a performance-based overachievement cash incentive plan in which each of the Named Executive Officers will participate and be eligible for cash bonus payments. The overachievement cash bonus plan is intended to reward participants for the Company’s achievement relative to a pre-established metric related to certain specified net new property manager units for fiscal year 2021. The target overachievement award amount is $300,000, $200,000, and $200,000 for Mr. Randall, Ms. Kane, and Mr. Walker, respectively (the “Target Overachievement Cash Bonus Amount”).
The actual cash bonus amount payable to each Named Executive Officer pursuant to his or her overachievement award will be determined based on the Company’s achievement relative to a certain performance target. For performance below 100% of the certain specified net new property manager units metric, no cash bonus will be earned. For performance equal to 105% of the certain specified net new property manager units metric (target), 100% of the Target Overachievement Cash Bonus Amount will be earned. For performance equal to 130% of the certain specified net new property manager units metric (maximum), 350% of the Target Overachievement Cash Bonus Amount will be earned. For performance between 100% and 130% of the certain specified net new property manager units metric, the cash bonus will be determined by reference to a sliding payout scale that was established by our Board based on the Target Overachievement Cash Bonus Amount.
Long-Term Equity Incentive Award
On January 23, 2021, the Board, upon recommendation of the Committee, approved the grant of 7,688 restricted stock units under the Company’s 2015 Stock Incentive Plan to Mr. Walker (the “RSU Award”). The RSU Award will vest upon the determination of the Board, in consultation with the Company’s Chief Executive Officer, of Mr. Walker’s achievement of certain pre-established individual performance metrics (“MBOs”) no later than December 31, 2021. These MBOs were individualized to Mr. Walker due to the nature of his role at the Company, and relate to his participation in and execution of the Company’s strategy for certain new technology offerings and evaluating and integrating senior talent, as well as Mr. Walker’s continued employment with the Company through such date. The RSU Award will either vest in full or be forfeited depending on such determination.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 25, 2021	AppFolio, Inc.

By: /s/ Ida Kane
Name: Ida Kane
Title: Chief Financial Officer